Exhibit 12.1

STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

Revlon Consumer Production Corporation and Subsidiaries

Computation of Ratio of Earnings to Fixed Charges

(dollars in millions)

	Year Ended December 31,										Six Months Ended June 30,
	2011		2012		2013		2014		2015		2015		2016
Income (loss) from continuing operations before income taxes	$101.2		$126.1		$80.6		$127.2		$119.7		$59.2		$42.3
Interest expense	91.1		85.3		78.6		84.4		83.3		40.5		41.9
Amortization of debt issuance costs	3.7		3.4		3.5		5.5		5.7		2.8		2.9
Portion of rental expense deemed to represent interest	5.7		5.3		6.5		8.8		6.1		3.2		3.2
Earnings (loss) before fixed charges	$201.7		$220.1		$169.2		$225.9		$214.8		$105.7		$90.3
Interest expense	$91.1		$85.3		$78.6		$84.4		$83.3		$40.5		$41.9
Amortization of debt issuance costs	3.7		3.4		3.5		5.5		5.7		2.8		2.9
Portion of rental expense deemed to represent interest	5.7		5.3		6.5		8.8		6.1		3.2		3.2
Fixed charges	$100.5		$94.0		$88.6		$98.7		$95.1		$46.5		$48.0
Ratio of earnings to fixed charges	2.0	x	2.3	x	1.9	x	2.3	x	2.3	x	2.3	x	1.9	x